SCHEDULE 14A

                                 (Rule 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. ___)

     Filed by the Registrant |X|
     Filed by a Party other than the Registrant |_|

     Check the appropriate box:

     |_| Preliminary Proxy Statement         |_| Confidential, for Use of the
                                                 Commission Only (as permitted
                                                 by Rule 14a-6(e)(2))

     |X| Definitive Proxy Statement
     |_| Definitive Additional Materials
     |_| Soliciting Material Under Rule 14a-12

                                  LUMENIS LTD.
                (Name of Registrant as Specified in Its Charter)


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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     |X| No fee required.
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         0-11.

     (1) Title of each class of securities to which transaction applies:

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pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee
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     |_| Fee paid previously with preliminary materials.

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Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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

                                  LUMENIS LTD.
                             Yokneam Industrial Park
                              Yokneam, Israel 20692

                                                                    July 8, 2002

Dear Shareholder:

      You are cordially invited to attend the 2002 Annual General Meeting of shareholders of Lumenis Ltd. ("Lumenis" or the "Company") on Sunday, August 4, 2002, beginning at 4:30 p.m., local time, at the Company's headquarters at Yokneam Industrial Park, Area 6, Yokneam 20692, Israel. We look forward to greeting as many of you as can attend the Annual General Meeting.

      Holders of the Company's ordinary shares are being asked to vote on the matters listed in the enclosed Notice of Annual General Meeting of shareholders. Your Board of Directors recommends a vote "FOR" all of the matters set forth in the notice.

      Whether or not you plan to attend the Annual General Meeting, it is important that your ordinary shares be represented and voted at the Annual General Meeting. Accordingly, after reading the enclosed Notice of Annual General Meeting and accompanying Proxy Statement, please sign, date and mail the enclosed proxy card in the envelope provided. Shareholders of record can also vote their shares by using the Internet. Instructions for using this convenient service are set forth on the enclosed proxy card.

Very truly yours,
Prof. Jacob A. Frenkel
Chairman of the Board of Directors

                                  LUMENIS LTD.
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Lumenis Ltd.:

The Annual General Meeting of shareholders of Lumenis Ltd. ("Lumenis" or the "Company") will be held at the Company's headquarters at Yokneam Industrial Park, Area 6, Yokneam 20692, Israel, on Sunday, August 4, 2002 at 4:30 p.m., local time, for the following purposes:

      1. To elect the directors of the Company to serve until the next Annual Meeting ("Proposal 1")

      2. To appoint the firm of Brightman Almagor & Co., a member firm of Deloitte Touche Tohmatsu ("Brightman"), as the Company's independent auditors for fiscal year 2002 ("Proposal 2")

      3. To approve the engagement of Mr. Thomas G. Hardy, a director of the Company, as a consultant of the Company ("Proposal 3")

      4. To approve the compensation of certain of the Company's directors for serving on the Board of Directors ("Proposal 4")

      5. To act upon such other matters as may properly come before the meeting or any adjournment or adjournments thereof

      Only shareholders of record at the close of business on June 25, 2002 are entitled to notice of, and to vote at, the meeting.

      WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING AND REGARDLESS OF THE NUMBER OF ORDINARY SHARES YOU OWN, YOU ARE REQUESTED TO VOTE BY FILLING IN, DATING AND SIGNING THE ENCLOSED PROXY AND MAILING IT PROMPTLY IN THE ACCOMPANYING ENVELOPE, OR BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY TO VOTE YOUR PROXY BY INTERNET. THE PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY.

      If you are present at the Annual General Meeting and desire to vote in person, you may revoke your appointment of proxy at the meeting so that you may vote your shares personally.

By Order of the Board of Directors,
Hadar Solomon
Executive Vice President and Corporate Secretary
Yokneam, Israel, July 8, 2002

                                  LUMENIS LTD.
                            Yokneam Industrial Park
                             Yokneam, Israel 20692

                                PROXY STATEMENT

                               TABLE OF CONTENTS

GENERAL INFORMATION .......................................................    3

   The Proxy ..............................................................    3
   Shareholders Entitled to Vote ..........................................    3
   Quorum; Required Vote ..................................................    3
   Proxy Solicitation .....................................................    4
   Shareholder Duties .....................................................    4

PROPOSAL 1 - ELECTION OF DIRECTORS ........................................    5

PROPOSAL 2 - APPOINTMENT OF BRIGHTMAN ALMAGOR & CO. AS THE COMPANY'S
INDEPENDENT AUDITORS FOR FISCAL YEAR 2002 .................................    9

   Audit Committee Report .................................................    9

PROPOSAL 3 - APPROVAL OF THE ENGAGEMENT OF MR. THOMAS G. HARDY AS A
CONSULTANT OF THE COMPANY .................................................   10

PROPOSAL 4 - APPROVAL OF DIRECTORS' COMPENSATION ..........................   11

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND BOARD COMMITTEES ........   11

   Executive Committee ....................................................   12
   Audit Committee ........................................................   12
   Compensation Committee .................................................   13
   Compensation Committee Interlocks and Insider Participation in
   Compensation Decisions .................................................   13
   Fiduciary Duties of Office Holders .....................................   13
   Disclosure of Personal Interests of an Office Holder ...................   14
   Disclosure of Personal Interests of Controlling Shareholders ...........   14

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT ............   14

   Section 16(A) Beneficial Ownership Reporting Compliance ................   16

EXECUTIVE COMPENSATION ....................................................   17

   Option/SAR Grants in Last Fiscal Year ..................................   19
   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
   Option Values ..........................................................   20
   Employment Agreements, Termination Provisions and Change in Control
   Provisions .............................................................   21

EQUITY COMPENSATION PLAN INFORMATION ......................................   25

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION .......................   25

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS ............................   27

PERFORMANCE GRAPH .........................................................   29

OTHER BUSINESS ............................................................   30

ADDITIONAL INFORMATION ....................................................   30

Appendix A - Amended and Restated Audit Committee Charter

                                  LUMENIS LTD.

                     ANNUAL GENERAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

      This Proxy Statement is being furnished to holders of ordinary shares, par value NIS 0.10 ("Ordinary Shares"), of Lumenis Ltd., an Israeli corporation ("Lumenis" or the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board") for use at the Annual General Meeting of Shareholders of the Company to be held on Sunday, August 4, 2002, at 4:30 p.m., local time, at the Company's headquarters at Yokneam Industrial Park, Area 6, Yokneam 20692, Israel, and at any adjournment or adjournments thereof (the "Annual Meeting"). This Proxy Statement and the accompanying form of proxy are first being mailed to shareholders on or about July 8, 2002. There were 36,920,688 Ordinary Shares outstanding at the close of business on June 25, 2002, the record date for the Annual Meeting, with each share entitled to one vote on each matter submitted to shareholders for consideration at the Annual Meeting.

      The Proxy

      Yacha Sutton, Chief Executive Officer of the Company, and Hadar Solomon, Executive Vice President and Corporate Secretary of the Company, have been nominated as proxies by the Board of Directors of the Company with respect to the matters to be voted upon at the Annual Meeting.

      All Ordinary Shares represented by properly executed proxies received prior to or at the Annual Meeting and not revoked prior to the Annual Meeting in accordance with the procedure therefor will be voted as specified in the instructions indicated in such proxies. If no instructions are indicated, such proxies will be voted in accordance with the recommendations of the Board of Directors contained in this Proxy Statement and, in the discretion of the persons named in the proxy, on such other matters as may properly come before the Annual Meeting.

      A shareholder may revoke his, her or its proxy by delivering to the Company, subsequent to receipt of the Company of his, her, or its proxy, a written notice canceling the proxy or appointing a different proxy. A shareholder's proxy will also be revoked upon receipt by the Chairman of the Annual Meeting of written notice from such shareholder of the revocation of his, her or its proxy or by voting in person at the Annual Meeting.

      Shareholders Entitled to Vote

      Pursuant to the Israeli Companies Law, 1999 - 5759 (the "Companies Law"), each shareholder of record in an Israeli public company, including a company whose shares are traded on an exchange located outside of Israel, is entitled to receive prior notice of a General Meeting at least twenty-one days before the date of the meeting unless the company's articles of association provide that such notice need not be sent. The Company has set the close of business on June 25, 2002 as the record date for shareholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date").

      Quorum; Required Vote

      The Company's Articles of Association provide that the presence in person or by proxy of two or more persons holding at least thirty three and one-third percent of the issued and outstanding Ordinary Shares of the Company is necessary to constitute a quorum and is necessary to hold the Annual Meeting. A meeting adjourned for lack of a quorum is generally adjourned to the same day in the following week at the same time and place or any time and place as the Chairman of the meeting may determine with the consent of the holders of a majority of the voting power represented at the meeting and voting on the question of adjournment. At such reconvened meeting, the required quorum consists of any two or more shareholders present in person or by proxy.

      The affirmative vote of a majority of the Ordinary Shares present and voting at the Annual Meeting is required to approve the proposals specified in this Proxy Statement (Proposals 1 - 4).

      On each matter submitted to shareholders for consideration at the Annual Meeting, only Ordinary Shares that are voted on such matter will be counted towards determining whether such matter is approved by shareholders. Ordinary Shares present at the Annual Meeting that are not voted on a particular matter or Ordinary Shares present by proxy where the shareholder properly withheld authority to vote on such matter (including broker non-votes) will not be counted in determining whether such matter is approved by shareholders. Shareholders will not be allowed to cumulate their votes in the election of directors.

      A broker non-vote occurs when a nominee holding Ordinary Shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner. On all matters considered at the Annual Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter, although they will be counted as present in determining if a quorum is present.

      The shareholders of the Company are not entitled to rights of appraisal or similar dissenters rights with respect to any matter to be acted upon at the Annual Meeting.

      Proxy Solicitation

      The Company will bear the costs of solicitation of proxies for the Annual Meeting. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies from shareholders by telephone, telegram, electronic mail, personal interview or otherwise. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers, nominees, fiduciaries and other custodians have been requested to forward soliciting material to the beneficial owners of Ordinary Shares held of record by them, and such custodians will be reimbursed for their reasonable expenses. The Company has retained MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $12,500 plus reimbursement of certain out-of-pocket expenses.

      Shareholder Duties

      Under the Companies Law, a shareholder of a company has a general duty to act in good faith towards a company and towards the company's other shareholders and to refrain from abusing his, her or its power in the company. This duty extends also to voting in the general meeting of shareholders on the following matters: any amendment to the articles of association; an increase of the Company's authorized share capital; a merger; and approval of some of the acts and transactions which require shareholder approval under the Companies Law. In addition, a shareholder has the general duty to refrain from depriving other shareholders of their rights. Furthermore, any controlling shareholder, any shareholder who knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder that is empowered by the articles of association to appoint an office holder in the Company, is under a duty to act in fairness towards the Company. The Companies Law does not describe the substance of these duties.

PROPOSAL 1 - ELECTION OF DIRECTORS

      The Board of Directors currently consists of ten members. Each Director serves until the next Annual Meeting following that Annual Meeting at which such Director was elected, or until his/her earlier resignation or removal pursuant to a resolution of the holders of a majority of the voting power represented at a General Meeting in person or by proxy. The aforesaid majority shall be entitled to elect Directors in place of Directors so removed or to fill any vacancy, however created, on the Board.

      The Board of Directors of the Company may at any time and from time to time appoint any other person as a Director, whether to fill a vacancy on the Board or as an additional member to serve along with the existing Directors. Any Director so appointed shall hold office until the first Annual Meeting convened after such appointment and may be reelected by the shareholders.

      Under the Companies Law, Israeli public companies, including a company whose shares are traded on an exchange located outside of Israel, are required to appoint two individuals to serve as Outside Directors on the Board of Directors of such company. An "Outside Director" is defined under the Companies Law as an individual who at the time of appointment, and two years prior to such appointment (and such individual's relatives, partners, employers or corporate entities controlled by such person), had and continues to have no potential conflict of interest with the Company. The initial term of an Outside Director will be three years and may be extended for an additional three-year period. At all times at least two of the Company's directors who served as independent directors on the Board under the requirements for quotation on the NASDAQ Stock Market also qualify as Outside Directors.

Name                          Outside Director
----                          ----------------

      Mark H. Tabak           Mr. Tabak, age 52, joined the Board of Directors
                              of the Company on June 23, 1999. Mr. Tabak currently serves as the Vice Chairman and Co-CEO of Multiplan, Inc., a preferred provider of managed care services. From 1996 to 2000, Mr.
                              Tabak was the President and CEO of International
                              Managed Care Advisors, LLC, a company he founded and that invested in and developed managed care type delivery systems mainly addressing primary care needs in Latin America, Western and Central
                              Europe and Asia. During that same period, Mr.
                              Tabak was also Managing Partner of Healthcare
                              Capital Partners, affiliated with Capital Z
                              Partners, a $3 billion fund focusing on investing in healthcare, insurance and financial services.
                              Between 1993 and 1996, Mr. Tabak served as
                              President of AIG Managed Care, Inc., a subsidiary of American International Group. Between 1990 and
                              1993, Mr. Tabak served as President and Chief
                              Executive Officer of Group Health Plan, a managed care company and from 1986 to 1990, he served as President and Chief Executive Officer of Clinical
                              Pharmaceuticals, Inc., a pharmacy benefit management company he founded in 1986. From 1982 to 1986, he served as President and Chief
                              Executive Officer of Health America Development
                              Corporation.

      The Board of Directors has nominated for election the following persons to serve as directors of the Company until the next Annual Meeting of shareholders:
Prof. Jacob A. Frenkel, who serves as the Chairman of the Board; Mr. Arie Genger, who serves as Vice Chairman of the Board; Mr. Aharon Dovrat; Mr. Philip Friedman; Mr. Thomas G. Hardy; Dr. Darrell S. Rigel; Mr. S.A. Spencer; Prof. Zehev Tadmor; and Dr.

Bernard Couillaud. All of the above named nominees are currently members of the Board of Directors. All directors of the Company have been granted options to purchase Ordinary Shares of the Company (see "Security Ownership of Certain Beneficial Owners and Management" and "Executive Compensation - Director's Compensation").

      Each of the above named nominees has consented to being named in this Proxy Statement and will serve as a director if elected. If, however, at the time of the Annual Meeting any of the above named nominees should be unable or decline to serve, the persons named as proxies herein will vote for such substitute nominee or nominees as the Board of Directors may choose to recommend, or will vote to allow the vacancy created thereby to remain open until filled by the Board of Directors, as decided by the Board of Directors.

Nominees

Nominee                       Business Experience

Professor Jacob A. Frenkel    Prof. Frenkel, age 59, joined the Board of
                              Directors of the Company on January 25, 2000, and was elected Chairman of the Board. Professor
                              Frenkel is the Chairman of Merrill Lynch
                              International Inc. and Chairman of Merrill Lynch's
                              Sovereign Advisory Group and Global Financial
                              Institutions Group. He is also the Chairman and CEO of the Group of Thirty (G-30). Previously, he served as Governor of the Bank of Israel from 1991 through 2000. During his tenure as Governor, he led the liberalization of the Israeli financial system, removed foreign exchange controls, and reduced Israel's inflation rate to a level prevailing in the major industrial countries.
                              Prior to becoming the Governor of the Bank of Israel, he served from 1987 through 1991 as the Economic Counselor and Director of Research at the International Monetary Fund, and also held the David Rockefeller Chair of International Economics at the University of Chicago, where he served on the faculty from 1973 to 1987. In 1994, he was named the Weisfeld Professor of Economics of Peace and International Relations at Tel Aviv
                              University.

Arie Genger                   Mr. Genger, age 56, joined the Board of Directors
                              of the Company on July 16, 2001 and was elected
                              Vice Chairman of the Board. In 1985, Mr. Genger founded Trans-Resources Inc. ("TRI"), of which he has been Chairman of the Board of Directors and Chief Executive Officer since 1986. TRI is a privately owned specialty chemical company with several manufacturing plants throughout the world.
                              TRI markets its products in over eighty countries.
                              Mr. Genger is the father of Sagi Genger, the Company's Chief Operating Officer.

Dr. Bernard Couillaud         Dr. Couillaud, age 58, joined the Board of
                              Directors of the Company on April 30, 2001. Since
                              July, 1996, he has served as President and Chief
                              Executive Officer of Coherent Inc. and as a member of the Coherent Board of Directors. Dr. Couillaud served as Vice President and General Manager of the Coherent Laser Group from March 1992 to July
                              1996. From July 1990 to March 1992, Dr. Couillaud served as Manager of the Coherent Advanced Systems
                              Business Unit, and from September 1987 to July
                              1990 he served as Director of Research and Development for the Coherent Laser Group. From
                              November 1983, when he joined Coherent Laser
                              Group, to September 1987, Dr. Couillaud held various managerial positions with Coherent. Dr.
                              Couillaud received his PhD in Physics from Bordeaux University, Bordeaux, France.

Aharon Dovrat                 Mr. Dovrat, age 70, joined the Board of Directors
                              of the Company on June 23, 1999. Mr. Dovrat is the founder and chairman of Dovrat & Company, Ltd., a privately held investment company, and chairman of Isal, Ltd., a publicly traded investment company.
                              Between 1991 and 1998, Mr. Dovrat served as chairman of Dovrat, Shrem & Company, Ltd., a company publicly traded on the Tel Aviv Stock
                              Exchange that divides its operations into the areas of investment banking and direct investment, fund management, underwriting, securities and brokerage services, real estate and industry.
                              Between 1965 and 1991, Mr. Dovrat served as
                              President and Chief Executive Officer of Clal
                              (Israel) Ltd., a holding company, which by 1991, had become Israel's largest independent conglomerate, with capital of over $400 million and aggregate annual sales in excess of $2.5 billion. Mr. Dovrat also serves as the chairman of the board of directors of: Dovrat & Company, Isal
                              Ltd., Alvarion Ltd., a wireless telecommunications equipment technology company, and Cognifit Ltd. In addition, Mr. Dovrat serves as a member of the board of directors of DS Polaris Ltd., Technomatix
                              Technologies Ltd., a software company and Delta
                              Galil Ltd., a textile company.

Philip Friedman               Mr. Friedman, age 53, joined the Board of
                              Directors of the Company on June 23, 1999. Mr.
                              Friedman is the President and Chief Executive
                              Officer of Computer Generated Solutions, Inc.
                              ("CGSI"), a privately held technology company founded by Mr. Friedman in 1984, that specializes in providing comprehensive computer technology and business solutions to companies across the globe in a wide variety of industries. Mr. Friedman was recognized as an Entrepreneur of the Year of the City of New York in 1996 and is a member of the Board of the Information Technology Services of the Information Technology Association of America
                              (ITAA).

Thomas G. Hardy               Mr. Hardy, age 56, joined the Board of Directors
                              of the Company in February 1998. Mr. Hardy is a consultant of the Company. He was Vice Chairman of the Board of Directors of TRI from January 2000 to 2001. He was President and Chief Operating Officer of TRI from December 1993 to December 2000, and was Executive Vice President of TRI from June 1987 to December 1993. In addition, Mr. Hardy was a director and member of the Financial Advisory
                              Committee of TRI from October 1992 to 2001. Prior to his tenure at TRI, Mr. Hardy worked for 15 years at McKinsey and Company Inc., a leading international firm of management consultants, serving as a Partner since 1976. Mr. Hardy was a director of Laser Industries Ltd. from January
                              1990 until February 1998, when it merged with the Company. Mr. Hardy also serves on the board of directors of Agway Inc., an agricultural cooperative with revenues of $1.5 billion. Mr.
                              Hardy is a graduate of the University of Sydney, Australia and received an MBA from the Wharton
                              School of Business. Mr. Hardy is a trustee of the American University of Paris.

Dr. Darrell S. Rigel          Dr. Rigel, age 51, joined the Board of Directors
                              of the Company on June 23, 1999. He has been a faculty member at New York University Medical
                              School ("NYU") since 1979, is currently a physician and Clinical Professor of Dermatology at NYU, and is also an Adjunct Professor of Dermatology at Mt. Sinai School of Medicine in New
                              York City. Professor Rigel is a former president of the American Academy of Dermatology. In 1996,
                              Professor Rigel founded and assumed the Presidency of Interactive Horizons, Inc., a privately held company in the industry of interactive computer systems. Professor Rigel graduated from
                              Massachusetts Institute of Technology with a BS and an MS in Management Information Sciences.

Sash A. Spencer               Mr. Spencer, age 70, joined the Board of Directors
                              of the Company on June 23, 1999. He is the founder, Chief Executive Officer and principal owner of Holding Capital Group, LLC, a private
                              LBO, MBO, venture capital and investment firm founded by Mr. Spencer in 1976. Mr. Spencer also serves as a member of the board of directors of TRI.

Professor Zehev Tadmor        Prof. Tadmor, age 65, joined the Board of
                              Directors of the Company on June 23, 1999. He currently serves as a Distinguished Institute
                              Professor at the Department of Chemical
                              Engineering at the Technion Israel Institute of
                              Technology, Israel's major technological scientific research university (the "Technion"), which he joined in 1968. He has served as the chairman of the board of the S. Neaman Institute for Advanced Studies in Science & Technology at the Technion since October 1998. Between October
                              1990 and September 1998, Professor Tadmor served as president of the Technion. Professor Tadmor serves as a member of the board of directors of Haifa Chemicals Ltd., a chemical and fertilizer company and a wholly-owned subsidiary of TRI.
                              Professor Tadmor also serves on the board of governors of Technion, the USA-Israel Science &
                              Technology Commission, and is an elected member of the Israeli Academy of Science and Humanities and the USA National Academy of Engineering.

      Dr. Couillaud was first elected to the Board on April 30, 2001, the date of the closing of the acquisition by the Company of the Coherent Medical Group ("CMG") from Coherent, Inc. ("Coherent"). Pursuant to the Asset Purchase Agreement, between the Company and Coherent, dated February 25, 2001, as amended (the "Asset Purchase Agreement"), the Company agreed that, for as long as Coherent continues to be the beneficial owner of at least 10% of the Company's outstanding share capital, it will take all necessary action to nominate Coherent's designee to the Company's Board of Directors. Dr. Couillaud is Coherent's designee for that position.

      During March 2002, Cedar Chemical Corporation and Vicksburg Chemical Company, related privately held corporations which are indirectly majority owned by Mr. Arie Genger, filed voluntary petitions for reorganization in the U.S. Bankruptcy Court for the Southern District of New York (Case Nos. 02-11039 and 02-11040 (SMB)).

      The affirmative vote of the holders of a majority of the voting power represented and voting at the Meeting in person or by proxy is necessary to elect each of above named nominees as directors.

      The Board of Directors recommends a vote FOR the proposal to elect each of the above named nominees as directors.

PROPOSAL 2 - APPOINTMENT OF BRIGHTMAN ALMAGOR & CO. AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL YEAR 2002

      The Company is submitting for approval the appointment of Brightman Almagor & Co. ("Brightman"), a member firm of Deloitte Touche Tohmatsu, as its independent auditors to audit the consolidated financial statements of the Company and its subsidiaries for fiscal year 2002.

      The following table sets forth the fees for professional services rendered by Deloitte Touche Tohmatsu, including its member firm Brightman, for the audit of the Company's financial statements for the year ended December 31, 2001, and the fees billed by them for other services rendered by them during 2001.

             Audit Fees                                              $  500,000
             Financial Information Systems Design and
             Implementation Fees                                             --
             All Other Fees*                                         $2,679,000

* Includes $1,343,000 for international tax planning services and $940,000 for consultation services relating to the CMG acquisition and $396,000 for other recurring tax-related services

      The Audit Committee has considered whether the provision of the above non-audit services by Brightman is compatible with maintaining Brightman's independence.

      The Board of Directors recommends that the shareholders appoint Brightman, as independent auditors, to audit the accounts of the Company and its subsidiaries for fiscal year 2002, and authorize the Board of Directors of the Company to set the level of Brightman's compensation.

      It is anticipated that representatives of Brightman will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to questions.

      Audit Committee Report

      The Audit Committee provides assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to the Company's financial reporting process. Management has the primary responsibility for the preparation of financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Company's 2001 Annual Report with management, which review included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and it considered the compatibility of nonaudit services provided by the independent auditors with the auditors' independence.

      The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's system of internal controls, and the overall quality of the Company's financial reporting. The Audit Committee has also discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission. The Audit Committee and the Board of Directors have also recommended, subject to shareholder approval, the selection of Brightman as the Company's independent auditors.

      As part of its responsibilities, the Audit Committee reviewed and adopted certain amendments to its written charter, a copy of which is attached as Appendix A hereto. At its meeting on May 8, 2002, the Board adopted the amended and restated written charter.

                               THE AUDIT COMMITTEE
                               S.A. Spencer (Chairman)
                               Philip Friedman
                               Mark Tabak
                               Aharon Dovrat
                               Darrell S. Rigel, M.D.

      An affirmative vote of a majority of the shares represented and voting at the Annual Meeting in person or by proxy is required for the appointment of Brightman as the Company's independent auditors for fiscal year 2002.

      The Board of Directors recommends a vote FOR the appointment of Brightman Almagor & Co., a member firm of Deloitte, Touche, Tohmatsu, as the Company's independent auditors for fiscal year 2002.

PROPOSAL 3 - APPROVAL OF THE ENGAGEMENT OF MR. THOMAS G. HARDY AS A CONSULTANT OF THE COMPANY

      Under the Companies Law, shareholders must approve the terms of an engagement of a company with any of its directors relating to such director's additional role or position with the company. Under the Companies Law, such shareholders approval will be required after such terms were approved by a company's audit committee and board of directors.

      The Company's management retained Mr. Thomas G. Hardy, a director, as an outside consultant and agreed with Mr. Hardy on the terms relating to such engagement (the "Hardy Agreement") which commenced as of October 1, 2000. The initial term of the Hardy Agreement, which was approved by shareholders at the 2001 Annual General Meeting, was through September 30, 2001 and was extended for an additional one-month period. The parties have agreed to further extend the Hardy Agreement for an additional year through October 31, 2002 with an automatic renewal for a successive one-year period unless earlier terminated by either party. Pursuant to the initial term, in consideration of the consulting services, the Company paid Mr. Hardy a consulting fee in the amount of $5,000 for each day of services that were rendered. During the extended term, the Company will pay Mr. Hardy an annual consulting fee of $180,000, subject to any required approvals. Either party may terminate the Hardy Agreement at any time, by giving 30 days advance written notice to the other party. Under the terms of the Hardy Agreement, Mr. Hardy assists the Company in strategic planning. During 2001 and through the end of May 2002, Mr. Hardy received approximately $361,000 from the Company for services rendered. The Audit Committee and the Board of Directors have approved the terms of the Hardy Agreement. Mr. Hardy did not participate in the Board's discussion and vote relating to the terms of the Hardy Agreement.

      The affirmative vote of the holders of a majority of the voting power represented and voting at the Annual Meeting in person or by proxy is necessary for approval of the engagement of Mr. Hardy as a consultant.

      The Board of Directors recommends a vote FOR the engagement of Mr. Thomas
G. Hardy, a director of the Company, as a consultant of the Company.

PROPOSAL 4 - APPROVAL OF DIRECTORS' COMPENSATION

      Under the Companies Law, shareholders must approve the compensation terms of the Company's directors that have been approved by the Company's Audit Committee and Board of Directors:

      The Audit Committee and the Board recommend the following:

      1. To each of the directors who serves on any one or more of the committees of the Board (other than the Chairman and the Vice Chairman), a cash retainer fee for participation in meetings of the Board of Directors or any committee at $2,500 per calendar quarter in 2002. Such directors will not be entitled to receive any additional per-meeting fee but would be reimbursed for their reasonable travel and accommodation expenses;

      2. To each of the Chairman and Vice Chairman of the Board of Directors, Prof. Frenkel and Mr. Arie Genger, respectively, an annual director's fee of up to $120,000 for 2002; and

      3. To approve a fully vested grant of 10,000 options to each director of the Company and a fully vested grant of 50,000 options to each of the Chairman and Vice-Chairman of the Company, all pursuant to the shareholders approval at the 2001 Annual General Meeting.

      The affirmative vote of the holders of a majority of the voting power represented and voting at the meeting in person or by proxy is necessary for approval of the Directors' compensation described above.

      The Board of Directors recommends a vote FOR the approval of the Directors' compensation as set forth above.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND BOARD COMMITTEES

      The management of the business of the Company is vested in the Board of Directors, which may exercise all such powers and do all such acts and things as the Company is authorized to exercise and do, and are not required by law or otherwise to be exercised by the shareholders. The Board of Directors may, subject to the provisions of the Companies Law, delegate any or all of its powers to committees, each consisting of one or more directors (except the Audit Committee, which must consist of at least three directors, and include all of the Outside Directors), and it may, from time to time, revoke such delegation or alter the composition of any such committees. Unless otherwise expressly provided by the Board, such committees shall not be empowered to further delegate such powers.

      Under the Companies Law, the board of directors of a public company must hold at least one meeting every three months. During the 2001 fiscal year, the Board of Directors held ten meetings. Each of the incumbent directors attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors (held during the period that such director was in office) and (ii) the total number of meetings of all committees of the Board of which such director was a member (held during the period that such director was in office).

Committees of the Board of Directors

      The Board of Directors of the Company has designated two committees: an Executive Committee and an Audit Committee. As of January 2002, the full Board fulfills all powers and responsibilities of the Compensation Committee.

      Executive Committee

      The Executive Committee has been empowered and authorized to exercise any and all of the powers and authorities vested with the Board of Directors relating to the management of the business of the Company, unless limited at any time by action by the Board of Directors, provided that no such action by the Board of Directors shall invalidate any action by the Executive Committee taken prior thereto, and provided further, that no action shall be taken by the Executive Committee which shall materially alter the nature of the business of the Company, dispose of any substantial assets of the Company, acquire any substantial new business or approve the Company's budget. The powers of the Executive Committee are subject to the provisions of the Companies Law, including the provisions prohibiting delegation by a board of directors to committees of certain issues. The Executive Committee currently consists of the following five directors: Jacob A. Frenkel (Chairman), Arie Genger, Bernard Cuoillaud, Thomas G. Hardy, and Prof. Zehev Tadmor. During the 2001 fiscal year, the Executive Committee held one meeting.

      Audit Committee

      Under the Companies Law, the board of directors of a public company, including a company whose shares are traded on a stock exchange abroad, must appoint an audit committee, comprised of at least three independent directors and all Outside Directors but excluding: the chairman of the board of directors; the general manager; the chief executive officer; any controlling shareholder or a relative thereof; and any director employed by the Company or who provides services to the Company on a regular basis. The purpose of the audit committee is to provide assistance to the Board of Directors in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting and internal control functions of the Company, in consultation with management, the internal auditor and the Company's independent accountants. The Amended and Restated Audit Committee Charter adopted by the Board is attached as Appendix "A" to this Proxy Statement.

      The approval of the Audit Committee is required to effect specified actions and transactions with office holders and interested parties. An interested party is defined in the Companies Law as a 5% or greater shareholder, any person or entity who has the right to designate one director or more or the general manager of the company or any person who serves as a director or as a general manager. Under the NASDAQ Stock Market rules, the Company is required to form an audit committee consisting of at least three independent directors. The responsibilities of the audit committee under the NASDAQ Stock Market rules include, among other things, evaluating the independence of a Company's outside auditors.

      The Company's Audit Committee currently consists of the following five directors, each of whom qualifies as an independent director in compliance with the NASDAQ Stock Market rules: S.A. Spencer (Chairman); Philip Friedman, Aharon Dovrat; Dr. Darrell S. Rigel, M.D. and Mark Tabak. During the 2001 fiscal year, the Audit Committee held two meetings.

      Compensation Committee

      As of January 2002, the full Board fulfills all responsibilities of the Compensation Committee and administers the stock option plans of the Company and its subsidiaries, determines the base compensation and bonus/incentive compensation of the Chief Executive Officer and the executive officers of the Company and reviews the recommendations of the Chief Executive Officer of the Company concerning general compensation matters relating to employees and certain consultants. The Company's Compensation Committee consisted of the following three directors: Aharon Dovrat (Chairman), Thomas Hardy and Mark Tabak. During the 2001 fiscal year, the Compensation Committee held two meetings.

      Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      No member of the Compensation Committee or the Board was at any time during the fiscal year ended December 31, 2001 an officer or employee of the Company. However, as described below, Mr. Thomas G. Hardy, who was a Compensation Committee member during 2001, served as a consultant to the Company. No executive officer of the Company served on the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company's Board of Directors or Compensation Committee.

      The Company retained Mr. Thomas G. Hardy, a director, as an outside consultant and agreed with Mr. Hardy on the terms relating to such engagement (the "Hardy Agreement"), which commenced as of October 1, 2000. The initial term of the Hardy Agreement, which was approved by shareholders at the 2001 Annual Meeting, was through September 30, 2001 and was extended for an additional one-month period. The parties have agreed to extend the Hardy Agreement for an additional year through October 31, 2002 with an automatic renewal for a successive one-year period unless earlier terminated by either party. Pursuant to the initial term, in consideration of the consulting services, the Company paid Mr. Hardy a consulting fee in the amount of $5,000 for each day of services that were rendered. During the extended term the Company will pay Mr. Hardy an annual consulting fee of $180,000. As required under the Companies Law the extension of the Hardy Agreement was approved by the Audit Committee and the Board on May 8, 2002 and is being brought for approval to the Annual General Meeting (see "Proposal 3 -. Approval of the Engagement of Mr. Thomas G. Hardy as a Consultant of the Company," above). Either party may terminate the Hardy Agreement at any time, by giving 30 days advance written notice to the other party. Under the terms of the Hardy Agreement, Mr. Hardy assists the Company in strategic planning. During 2001 and through the end of May 2002, Mr. Hardy received approximately $361,000 from the Company for services rendered.

      For a description of certain relationships between the Company and corporations of which Mr. Arie Genger and Dr. Bernard Couillaud, respectively, are directors and executive officers, see "Certain Relationships and Related Transactions" below.

      Fiduciary Duties of Office Holders

      The Companies Law imposes a duty of care and a duty of loyalty on all office holders of a company, including directors and executive officers. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would have acted under the same circumstances. The duty of care includes a duty to use reasonable means to obtain information on the appropriateness of a given action brought for the office holder's approval or performed by the office holder by virtue of the office holder's position, and all other important information pertaining to such actions. The duty of loyalty of an office holder includes a duty to: refrain from any conflict of interest between the performance of the office holder's duties in the company and his personal affairs; refrain from any activity that is competitive with the company; refrain from exploiting any business opportunity of the company to receive a personal gain for the office holder or others; and disclose to the company any information or documents relating to a company's affairs which the office holder has received due to his or her position as an office holder. Each of the directors and executive officers of the Company is an office holder.

      Disclosure of Personal Interests of an Office Holder

      The Companies Law requires that an office holder of a company promptly disclose to the company any personal interest that the office holder may have and all related material information known to the office holder, in connection with any existing or proposed transaction by the company. If the transaction is an extraordinary transaction, the office holder must also disclose any personal interest held by: the office holder's spouse, siblings, parents, grandparents, descendants, spouse's descendants and the spouses of any of these people; or any corporation in which the office holder is a 5% or greater shareholder, director or general manager or in which the office holder has the right to appoint at least one director or the general manager. Under the Companies Law, an extraordinary transaction is a transaction: other than in the ordinary course of business; otherwise than on market terms; or that is likely to have a material impact of the company's profitability, assets or liabilities. Under the Companies Law, once an office holder complies with the above disclosure requirement, the board of directors may approve a transaction between the company and an office holder, or a third party in which an office holder has a personal interest, unless the articles of association provide otherwise. A transaction that is adverse to the company's interest may not be approved. If the transaction is an extraordinary transaction, both the audit committee and the board of directors must approve the transaction. Under specific circumstances, shareholder approval may also be required. An office holder who has a personal interest in a matter, which is considered at a meeting of the board of directors or the audit committee, may not be present when this matter is considered or vote on this matter.

      Disclosure of Personal Interests of Controlling Shareholders

      Under the Companies Law, the disclosure requirements which apply to an office holder also apply to a controlling shareholder of a public company. The Companies Law defines "control" as the ability to direct the activity of a corporation, except for ability that is solely derived from an officer's or director's position in such company. The Companies Law includes a presumption under which a person who holds a majority of the voting power of a company or the power to elect more than half of such company's directors controls such company. In addition, for purposes of approving certain transactions the definition of a controlling shareholder includes a shareholder, or two or more shareholders who have the same interest in the transaction, that holds 25% or more of the voting rights in a public company if no other shareholder owns more than 50% of the voting rights in the company. Extraordinary transactions with a controlling shareholder or in which a controlling shareholder has a personal interest, and the terms of compensation of a controlling shareholder who is an office holder, require the approval of the audit committee, the board of directors and the shareholders of the company. The shareholder approval should include the affirmative vote of either: at least one-third of the shareholders who have no personal interest in the transaction and are present and voting, in person, by proxy or by written ballot, at the meeting; or a majority of the voting power present and voting, provided that those shareholders who have no personal interest in the transaction and who vote against the transaction do not represent more than one percent of the voting rights in the company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding beneficial ownership of the Company's Ordinary Shares as of May 31, 2002 (except in the case of Mr. Scafuri, Mr. Adil and Mr. Werner, who are no longer officers and for whom the Company's information may not be current) by (i) each person who is the beneficial owner of more than 5% of the outstanding Ordinary Shares, (ii) all directors and nominees of the Company, (iii) the Chief Executive Officer, the four next highest paid executive officers of the Company as of December 31, 2001 and two officers who would have been among the highest paid but were no longer serving as executive officers as of December 31, 2001 listed below (the "Named Officers"), and (iv) all directors and executive officers as a group. The Company had 36,908,613 Ordinary Shares outstanding as of the close of business on May 31, 2002.

      Beneficial ownership of shares is determined under rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. The table below includes the number of shares underlying options that are exercisable within 60 days after May 31, 2002. Ordinary Shares subject to these options are deemed to be outstanding for the purpose of computing the ownership percentage of the person holding these options, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

                                                                     Options
                                                                   Exercisable       Total
                                                       Shares       within 60      Beneficial    Percentage
Beneficial Owner                                       Owned          Days         Ownership     Ownership
-----------------------------------------------------------------------------------------------------------
Coherent, Inc. (1).............................      5,432,099              0      5,432,099       14.72%
Capital Research & Management Company (7)......      3,664,500              0      3,664,500        9.93%
Arie Genger (2)................................        978,605      1,300,000      2,278,605        6.17%
SMALLCAP World Fund, Inc (7)...................      2,270,000              0      2,270,000        6.15%
Bernard Gottstein (3)..........................      2,078,634              0      2,078,634        5.63%
Taunus, Inc.(4)................................      2,018,226              0      2,018,226        5.47%
Bernard Couillaud (5)..........................              0              0              0           *
Aharon Dovrat..................................         15,000         25,000         40,000           *
Jacob A Frenkel................................         22,500        758,500        781,000        2.12%
Phillip Friedman...............................         95,000        100,000        195,000           *
Thomas Hardy...................................        126,515              0        126,515           *
Darrell S. Rigel...............................         10,000        100,000        110,000           *
Sash A. Spencer................................         29,000         89,000        118,000           *
Mark H. Tabak..................................              0        100,000        100,000           *
Zehev Tadmor...................................          1,000         70,000         71,000           *
Yacha Sutton...................................        137,600        364,005        501,605        1.35%
Louis Scafuri (6)..............................              0              0              0           *
Alon Maor......................................         10,000         39,999         49,999           *
Asif Adil (6)..................................              0        183,333        183,333           *
Mike Terry.....................................          2,000         20,000         22,000           *
Sagi Genger....................................        268,000         33,000        301,000           *
Raphael Werner (6).............................              0              0              0           *
All directors and executive
officers as a group (25 persons)...............      1,768,620      3,171,379      4,939,999       12.33%

*     Less than 1%.

(1) The address of Coherent is 5100 Patrick Henry Drive, Santa Clara, California 95054. Pursuant to the Asset Purchase Agreement, Coherent agreed, subject to certain exceptions, to vote its shares during the period ending April 30. 2009 in the same manner and proportion as the remaining outstanding share are voted, provided that Coherent may vote its shares in accordance with the recommendation of the Company's Board of Directors.

(2) The address of Mr. Arie Genger is 375 Park Avenue, New York, New York 10152. The 978,605 shares include (a) 155,958 shares held directly by Mr. Genger, (b) 822,647 shares held by corporations directly or indirectly controlled by Mr. Genger, which controlled corporations might be deemed to share voting and investment power with Mr. Genger as to these shares, (c) 1,500 shares owned by a trust for the benefit of a minor child of a third party of which Mr. Genger is sole trustee, as to which Mr. Genger disclaims beneficial ownership and (d) 5,233 shares beneficially owned by Mr. Genger's spouse, as to which Mr. Genger disclaims beneficial ownership.

(3) The address of Mr. Gottstein is 550 West 7th Avenue, Suite 1540, Anchorage, Alaska 99501.

(4) The address of Taunus Corporation is 31 West 52nd Street, New York, New York 10019. The 2,018,226 shares include 2,017,957 shares held by Deutsche Banc Alex. Brown Inc.

(5) Excluding those shares beneficially owned by Coherent, Inc. of which Dr. Couillaud is President and Chief Executive Officer and a director.

(6) As of May 31, 2002 the Company has no current information regarding shares beneficially owned by Mr. Louis Scafuri and Mr. Raphael Werner, whose employments terminated during 2001. Share ownership information has not been updated as to Mr. Adil since Mr. Adil is no longer serving as an officer of the Company. As of June 30, 2001, Mr. Scafuri owned 0 shares, as of December 31, 2001 Mr. Adil owned 0 shares and as of May 31, 2001, Mr. Werner owned 0 shares, in each case other than stock options, if any, which may have been or become exercisable.

(7) The address of each of Capital Research and Management Company ("Capital") and SMALLCAP World Fund, Inc. ("World") is 333 South Hope Street, Los Angeles, California 90071. The joint Schedule 13G submitted by these entities indicates that Capital is a registered investment adviser which is deemed to beneficially own its shares as a result of acting as an investment adviser to various registered investment companies, including World.

Section 16(A) Beneficial Ownership Reporting Compliance

      In 1999, the Company ceased to qualify as a "foreign private issuer" as defined in the Exchange Act and became subject to the reporting requirements of
Section 16(a) of the Exchange Act. Section 16(a) requires that the Company's directors and executive officers, and holders of more than 10% of the Company's outstanding Ordinary Shares, file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Ordinary Shares. The Company believes that during the fiscal year ended December 31, 2001, its directors, executive officers, and holders of more than 10% of its Ordinary Shares complied with the filing requirements of Section 16(a), except for the late filings described below. In making this statement, the Company has relied solely on a review of copies of reports filed under Section 16(a) furnished to the Company and on the written representations of its directors and executive officers. Robert Grant was two weeks late in filing his Form 5 in 2002. Sagi Genger was four months late in reporting a purchase in September. Philip Friedman is late in reporting a purchase in May, which report is anticipated to be filed shortly. The Forms 5 for the year 2001 for all officers other than Messrs. Morano, Kaplitt and D'Errico were amended in May 2002 to reflect stock options granted in 2001 pursuant to the Executive Variable Compensation Plan described below.

EXECUTIVE COMPENSATION

      The following table sets forth information concerning total compensation earned by the Named Officers during the fiscal years indicated for services rendered to the Company and its subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                                              Long-Term
                                                                                          Compensation (a)
                                                              Annual Compensation            Securities
Name and Principal Position    Year    Salary ($)         Variable        Other Annual       Underlying          All Other
                                                        Compensation      Compensation      Options/SARs        Compensation
                                                          Bonus ($)         ($) (1)          Granted (#)            ($)
----------------------------------------------------------------------------------------------------------------------------
Yacha Sutton                   2001      280,000           750,000          39,000(2)           550,000           318,750(3)
Chief Executive                2000      240,000                --          36,000              400,000           318,750
Officer                        1999       87,298                --          28,977              223,005           318,750

Sagi Genger                    2001      211,796           500,000              --              440,000                --
Executive Vice President,      2000      120,000                --              --              100,000                --
Chief Operating Officer        1999       60,000                --              --              150,000                --

Asif Adil                      2001      256,530           487,500(4)           --                   --                --
Executive Vice President,      2000       83,333           166,667              --              275,000                --
Chief Financial Officer*

Alon Maor                      2001      210,459            90,000         293,622(5)           155,000                --
Executive Vice President,      2000      322,122                --         415,384                   --                --
Aesthetic Business Unit        1999      282,153                --         442,453              100,000                --

Mike Terry                     2001      128,256            70,000          51,946(6)            95,000
Executive Vice President,
European Operations

Louis Scafuri                  2001      180,348                --          78,688(7)           450,000                --
Executive Vice President,      2000      277,884           262,000              --                   --                --
Chief Operating Officer**      1999      163,461           275,519              --              450,000                --

Raphael Werner                 2001      181,386           120,773          94,511(8)                --                --
Executive Vice President,      2000      173,539            60,000              --                   --                --
American Operations***         1999       84,000            66,000              --               66,000                --

(a) For a description of certain target Payout Amounts awarded in 2001, but to be paid, if at all, in 2003, based on 2002 performance, see "Executive Variable Compensation Plan" below. Also, Mr. Yacha Sutton's and Mr. Sagi Genger's options granted in prior years were accelerated as of January 2, 2001. In connection with such acceleration they each agreed to a lock-up arrangement mirroring the original vesting period prohibiting them from selling shares acquired from exercise of such options, except with respect to the sale of shares necessary to enable a cashless exercise of other options.

* Mr. Asif Adil's position changed after year end, and he is no longer an officer.

**    Mr. Louis Scafuri resigned his position with the Company during 2001.

***   Mr. Raphael Werner ceased to be an officer of the Company during 2001.

(1) Does not include perquisites or other personal benefits, securities or property, the aggregate value of which does not exceed the lesser of $50,000 or 10% of the Named Officer's salary and bonus.

(2) Payment includes $18,000 for housing rent and $21,000 for a payment made in respect of an Advance Study Fund.

(3) Payments made pursuant to a non-compete agreement between Yacha Sutton and the Company in connection with the Company's acquisition of Laser Industries Ltd., of which Mr. Sutton had been President and Chief Operating Officer.

(4) Represents a $75,000 sign on bonus, $137,500 special bonus connected to share performance in 2001 and a $275,000 bonus for performance in 2001.

(5) Payment includes $54,323 for reimbursements relating to housing rent and $170,090 in sales commissions.

(6) The payment includes forgiveness of a loan made to Mr. Terry in the amount of $24,000 and $27,964 for housing rent, car allowance and other.

(7)   Represents relocation expenses for the year 2001.

(8)   Payment includes $90,000 severance and $4,511 for car allowance.

      Option/SAR Grants in Last Fiscal Year

      The following table provides information on options granted to the Named Officers during the last fiscal year pursuant to the Company's option plans.

      The table also shows, among other data, hypothetical potential gains from options granted in fiscal year 2001. These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the price of Ordinary Shares over the life of the options granted in fiscal year 2000. The assumed rates of growth were selected by the SEC for illustrative purposes only, and are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. No SAR's were granted during the last fiscal year and no SAR's are currently outstanding.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                    Potential Realizable Value At
                                                                                        Assumed Annual Rates of
                                                                                     Stock Price Appreciation for
                                     Individual Options Grants                                Option Term
                     Number of         Percent of
                    Securities       Total Options
                    Underlying         Granted to
                     Options          Employees in     Exercise     Expiration
Name              Granted (#) (1)      Fiscal Year   Price ($/sh)      Date               5% ($)       10% ($)
-----------------------------------------------------------------------------------------------------------------
Yacha Sutton         380,000(2)           4.87%         10.90         01/2011           2,604,882     6,601,281
                     120,000(3)           1.54%         16.56         02/2011           1,249,739     3,167,085
                      50,000(4)           0.64%         24.90         05/2011             782,974     1,984,209
                     -------                                                            ---------    ----------
                     550,000                                                            4,637,595    11,752,576
                     =======                                                            =========    ==========
Sagi Genger          304,000(5)           3.90%         10.90         01/2011           2,083,905     5,281,025
                      96,000(3)           1.23%         16.56         02/2011             999,792     2,533,668
                      40,000(4)           0.51%         24.90         05/2011             626,379     1,587,367
                     -------                                                            ---------    ----------
                     440,000                                                            3,710,076     9,402,061
                     =======                                                            =========    ==========
Asif Adil                 --                                                                   --            --
                     =======                                                            =========    ==========
Alon Maor            100,000(6)           1.28%         10.90         01/2011             685,495     1,737,179
                      20,000(7)           0.26%         24.90         05/2011             313,190       793,684
                      35,000(4)           0.45%         24.90         05/2011             548,082     1,388,947
                     -------                                                            ---------    ----------
                     155,000                                                            1,546,766     3,919,810
                     =======                                                            =========    ==========
Mike Terry            60,000(8)           0.77%         15.00         02/2011             566,005     1,434,368
                      35,000(4)           0.46%         24.90         05/2011             548,082     1,388,947
                     -------                                                            ---------    ----------
                      95,000                                                            1,114,087     2,823,315
                     =======                                                            =========    ==========
Louis Scafuri        342,000              4.38%         10.90         01/2011           2,344,393     5,941,153
                     108,000(9)           1.38%         16.56         02/2011           1,124,765     2,850,377
                     -------                                                            ---------    ----------
                     450,000                                                            3,469,158     8,791,530
                     =======                                                            =========    ==========
Raphael Werner            --                                                                   --            --
                     =======                                                            =========    ==========

(1)   All options have a term of ten years from respective grant dates.

(2)   100,000 of these options vested in May 2001. The balance vests as follows:
      26,000 on January 2, 2002 and 127,000 on each of January 2, 2003 and 2004.

(3) These options vest in three equal installments on February 22, 2002, 2003 and 2004.

(4) These options vest on December 31, 2007, subject to possible acceleration to 2003 and 2004 based on the level of 2002 EBITDA. See "Executive Variable Compensation Plan" below.

(5)   100,000 of these options vested in May 2001. The balance vests as follows:
      1,000 on January 2, 2002 and 101,500 on each of January 2, 2003 and 2004.

(6) These options vest in three equal installments on January 2, 2002, 2003 and 2004.

(7) These options vest in three equal installments on May 30, 2002, 2003 and 2004.

(8) These options vest in three equal installments on March 1, 2002, 2003 and 2004.

(9) Prior to Mr. Scafuri's termination, these options were scheduled to vest in three equal installments, beginning in 2002.

      Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table summarizes for each of the Named Officers option exercises during the 2001 fiscal year, including the aggregate value of gains on the date of exercise, the total number of unexercised options for Ordinary Shares, if any, held at December 31, 2001 and the aggregate number and dollar value of unexercised in-the-money options for Ordinary Shares, if any, held at December 31, 2001. The value of unexercised in-the-money options at fiscal year-end is the difference between the exercise or base price of such options and the fair market value of the underlying Ordinary Shares on December 31, 2001, which was $19.70 per share. Actual gains, if any, upon exercise will depend on the value of Ordinary Shares on the date of any exercise of options.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                         AND YEAR-END OPTION/SAR VALUES

                                                         Number of Securities          Value of Unexercised In-the
                                                        Underlying Unexercised           Money Options at Fiscal
                                                    Options at Fiscal Year End (#)           Year End ($) (1)
                                                    ------------------------------     ---------------------------
                        Shares           Value
                     Acquired on       Realized
Name                 Exercise (#)         ($)        Exercisable   Unexercisable       Exercisable     Unexercisable
Yacha Sutton           425,000         5,256,770         298,005         400,000         3,327,116         2,976,640
Sagi Genger            350,000         3,995,625               0         300,000                 0           942,000
Asif Adil                   --                --          91,667         183,333           705,833         1,411,667
Alon Maor              100,000         2,435,750              --         120,000                --         1,052,400
Mike Terry                  --                --              --          60,000                --                --
Louis Scafuri          445,000         7,077,201              --              --                --                --
Raphael Werner          38,500           733,000          12,000              --           174,212                --

(1) The closing price of the ordinary shares on December 31, 2001 was $19.70 per share.

Executive Variable Compensation Plan

      All of the Named Officers in the Summary Compensation Table above other than Messrs. Scafuri, Werner and Adil are currently included in the Company's Executive Variable Compensation Plan ("EVCP"), whose purpose was to provide incentive for the achievement of the Company's target (at the time of adoption of the EVCP) of $100,000,000 of "EBITDA" (operating income plus depreciation and amortization plus or minus adjustments provided for in the EVCP) for 2002 as it implements its integration program. Accordingly 100% of the Payout Amounts awarded the respective Named Officers in 2001 will be paid in 2003 after announcement of the Company's 2002 results if the 2002 $100,000,000 EBITDA target is met; if EBITDA exceeds $120,000,000, 160% of the Payout Amount awarded will be paid; and if 2002 EBITDA is more than $80,000,000 but less than $100,000,000, 70% of the Payout Amount awarded will be paid. None of the Payout Amount will be paid if (as is currently anticipated) 2002 EBITDA is less than $80,000,000. Payment (if any) of the Payout Amount will be in cash or stock, at the Company's option. A Named Officer whose employment with the Company terminates during 2002 will not be eligible for payment of the Payout Amounts.

      The Payout Amounts awarded to the Named Officers are: for Mr. Sutton, $550,000; for Mr. Genger, $450,000; for Mr. Maor, $300,000 and for Mr. Terry, $300,000.

      In addition to the Payout Amounts, the EVCP provided for stock option grants to EVCP participants, pursuant to the Company's 2000 Share Option Plan, at an exercise price of $24.90. The options fully vest on December 31, 2007 irrespective of the Company's performance, if the grantee is still then employed by the Company, but vesting of some or all of the options would be accelerated to 2003 and 2004 based on the level of 2002 EBITDA, provided that 2002 EBITDA is at least $80,000,000. The EVCP stock option grants to the Named Officers (except Mr. Asif Adil, Louis Scafuri and Raphael Werner) are as follows: for Mr. Sutton, 50,000 options; for Mr. Genger, 40,000 options; for Mr. Maor, 35,000 options; and for Mr. Terry, 35,000 options. These 2001 stock option grants are included in both the "Summary Compensation Table" and the "Option/SAR Grants in Last Fiscal Year" tables above.

      Director's Compensation

      At the 2001 Annual Meeting of Shareholders, the shareholders approved for each director who serves on any one or more of the committees of the Board (other than the Chairman and Vice-Chairman), a cash retainer fee for participation in meetings of the Board of Directors or any committee at $2,500 per calendar quarter. Such directors are not entitled to receive any additional per-meeting fee, but will be reimbursed for their reasonable travel and accommodation expenses. In addition, the shareholders approved a future annual option grant of 10,000 options to each director and 50,000 options to each of the Chairman and Vice Chairman of the Board. The Chairman of the Board of Directors, Prof. Frenkel, and the Vice Chairman of the Board of Directors, Mr. Arie Genger, are each entitled to an advisory fee of up to $120,000 per year. For a description of Thomas G. Hardy's consulting agreement with the Company, see "Certain Relationships and Related Transactions", below.

      Employment Agreements, Termination Provisions and Change-in-Control Arrangements

Employment Agreement with Yacha Sutton

      Effective January 1, 2000, the Company entered into an employment agreement with Yacha Sutton (the "Sutton Agreement"), pursuant to which Mr. Sutton is employed by the Company in the position of Chief Executive Officer. The Sutton Agreement will terminate automatically on December 31, 2002, unless otherwise agreed between Mr. Sutton and the Company in writing and with the approval of the Board or unless earlier terminated under specified circumstances. In April 2001, the Board approved an increase in Mr. Sutton's annual base salary to $300,000.

      Under the Sutton Agreement, Mr. Sutton is entitled to use a Company vehicle in accordance with the Company's existing policies and the Company provides Mr. Sutton with such additional benefits as are generally provided by the Company to its senior executives, including managers' insurance and Education Fund. The Sutton Agreement provides for non-competition and non-solicitation covenants for a period of two years following the date of termination of the Sutton Agreement.

      Mr. Sutton was granted options to purchase up to 500,000 of the Company's Ordinary Shares under the terms and conditions of the Company's 2000 Option Plan (the "Plan"), out of which 100,000 were immediately vested at an exercise price of $10.90. The remaining 400,000 options shall be vested as follow: 26,000 on January 2, 2002 and 127,000 on each of January 2, 2003 and 2004, all at an exercise price of $10.90. 120,000 options shall be vested in three equal installments on February 22, 2002, 2003 and 2004 all at an exercise price of $16.56. Unless the Sutton Agreement and Mr. Sutton's employment with the Company are terminated by Mr.Sutton for any reason or by the Company for cause, all vested options will be exercisable at any time thereafter until the expiration of such options and will otherwise be subject to the provisions of the Plan.

      In the event of any termination of the Sutton Agreement and Mr. Sutton's employment, the Company will only be obligated to pay (i) base salary and benefits until the effective date of termination, provided that Mr. Sutton continues his employment obligations through such period (if so required by the Company), (ii) any severance payment to which Mr. Sutton will be entitled pursuant to applicable Israeli law less any amounts received by Mr. Sutton from his Managers' Insurance on account of a severance payment and (iii) earned but unpaid benefits under Company plans.

Employment Agreement with Sagi Genger

      Mr. Genger and the Company have agreed upon terms of employment, which are effective as of May 1, 2001 (the "Genger Agreement"). The Genger Agreement may be terminated at the option of either party upon 90 days prior notice. Pursuant to the Genger Agreement, Mr. Genger serves as the Chief Operating Officer of the Company. The Genger Agreement provides for an annual base salary of $250,000. In addition, Mr. Genger is entitled to a bonus equal to 100% of his annual base salary if 100% of targets, including revenue and profit, are met, and an extraordinary performance bonus of up to 200% of annual salary if certain performance targets are achieved. In February 2002, the Board approved a grant of 50,000 options to Mr. Genger under the terms and conditions of the Plan at an exercise price of $9.09 and which vests as follows: 16,667 on each of February 27, 2003 and 2004 and 16,666 on February 27, 2005.

      In addition, the Genger Agreement provides for all benefits, such as pension, life insurance, medical and dental insurance disability insurance, certain saving programs and participation in the Company's 401K plan, as are generally granted to the Company's senior executives.

      In the event of any termination of the Genger Agreement and Mr. Genger's employment, the Company will only be obligated to pay (i) base salary and benefits through the notice period, provided that Mr. Genger continues his employment obligations through such period (if so required by the Company), (ii) the lump sum severance payment to which Mr. Genger is entitled by law, but in no event less than the last month's salary for each 12-month period of Mr. Genger's employment with the Company and a pro-rata portion for any shorter period since the last anniversary and through the notice period.

      The Genger Agreement also includes confidentiality and non-competition terms and conditions.

      In addition to the above, the Board of Directors and the Audit Committee approved the grant to Mr. Genger of a guarantee by the Company of $2,000,000 in debt in connection with certain relocation expenses. The guarantee is to be secured by the Ordinary Shares held by Mr. Genger on the date the guarantee was granted. The guarantee shall terminate on the earlier to occur of (i) two years from issuance or (ii) the termination of Mr. Genger's employment with the Company.

Employment Agreement with Alon Maor

      Effective August 3, 2001, the Company entered into an employment agreement with Alon Maor (the "Maor Agreement") pursuant to which Mr. Maor serves as Executive Vice President, the Aesthetic Business Unit. The Maor Agreement may be terminated by either party upon the provision of six-months prior notice or three years after the effective date. The term will extend for additional one year periods following the completion of the initial three-year term unless either party delivers a notice of intention not to renew no later than six months preceding the expiration of the then-current term.

      Pursuant to the Maor Agreement, Mr. Maor will receive an annual base salary in the amount of $200,000, an annual housing allowance equal to his actual rent or acquisition costs, but subject to an annual maximum of

$96,000, an annual allowance for the education of his children from pre-school through high school (subject to a tax gross up) (estimated to be approximately $18,000 for the 2001-2002 school year), the sum of $20,000 for certain relocation expenses (part of which may be reimbursed if Mr. Maor is terminated for cause prior to the second anniversary of the Maor Agreement); and all benefits, such as pension, life insurance, medical and dental insurance disability insurance, certain saving programs and participation in the Company's 401K plan, as are granted to the Company's Senior Executives.

      In addition, Mr. Maor shall be awarded an annual bonus of 90% of his annual base salary payment if the Aesthetic Business Unit meets certain annual targets mutually agreed upon by the Chief Executive Officer and Mr. Maor. If achievement of the goals exceeds or is less than 100%, the percentage of base salary to be paid as bonus shall correspondingly be increased in excess of or decreased below the set 90%.

      Mr. Maor was granted options to purchase up to 120,000 of the Company's Ordinary Shares under the terms and conditions of the Plan, out of which 100,000 vest in three equal installments on each of January 2, 2002, 2003 and 2004 at an exercise price of $10.90. The remaining 20,000 vest in three equal installments on each of May 30, 2002, 2003 and 2004 at an exercise price of $24.90.

      The Maor Agreement also includes confidentiality and non-competition terms and conditions.

Employment Agreement with Mike Terry

      The Company is a party to an employment agreement with Mike Terry (the "Terry Agreement") pursuant to which Mr. Terry serve as Executive Vice President, European Operations. The Terry Agreement is effective as of July 3, 2001 and continues through February 28, 2003. The Terry Agreement provides for an annual base salary of $150,000. In addition, Mr. Terry is entitled to a bonus equal to 50% of his annual base salary if 100% of certain targets are met.

      Mr. Terry was granted options to purchase 60,000 of the Company's ordinary shares under the terms and conditions of the Plan. The options shall have an exercise price of $15 per share and shall vest equally over a three year period beginning on the first anniversary of the Terry Agreement.

      Pursuant to the terms of the Terry Agreement, the Company forgave a loan it made to Mr. Terry in the amount of $24,000. In addition, the Company provides Mr. Terry with a monthly housing allowance in an amount not to exceed $5,700 and a monthly car allowance in an amount not to exceed NGL 2300. Pursuant to the Terry Agreement, the Company is obligated to reimburse Mr. Terry's expenses incurred associated with relocation of Mr. Terry and his family to the Netherlands, including certain tax liabilities in an amount not to exceed $10,000 per year beginning in 2002. If the Terry Agreement is terminated by the Company other than for cause, the Company is obligated to pay Mr. Terry's relocation costs back to the U.S.

Employment Agreement with Louis Scafuri

      The Company was a party to an employment agreement with Louis Scafuri (the "Scafuri Agreement") pursuant to which Mr. Scafuri served as Chief Executive Officer for the Company's North American Operations. The Scafuri Agreement was effective as of May 2001. Shortly thereafter, Mr. Scafuri's title was changed to Chief Operating Officer for Lumenis Ltd. Mr. Scafuri resigned from his position on July 17, 2001.

      The Scafuri Agreement provided for an annual base salary in the amount of $270,000, a target cash bonus equal to 100% of the annual base salary, and an extraordinary performance bonus of up to 200% of annual salary if certain performance targets are achieved.

Employment Agreement with Raphael Werner

      The Company was a party to an employment agreement with Mr. Raphael Werner (the "Werner Agreement") pursuant to which Mr. Werner was appointed Chief Executive Officer of the Company's American operations. The term of the Werner Agreement commenced on July 1, 2000. The Werner Agreement provided for an annual base salary of $180,000 and an annual bonus of $90,000 for meeting certain targets as fully detailed in the Werner Agreement.

      The Werner Agreement provided for benefits similar to those provided by the Company to other similarly situated employees. Under the terms of the Werner Agreement, Mr. Werner was obligated to enter into a confidentiality and non-competition agreement in accordance with standard Company policy.

      Mr. Werner's employment with the Company was terminated on December 31, 2001. Mr. Werner and the Company have entered into a Consulting Agreement effective January 1, 2002.

Employment Agreement with Asif Adil

      In July 2000, the Company entered into an employment agreement with Mr. Asif Adil (the "Adil Agreement"), pursuant to which Mr Adil served initially as the Company's Executive Vice President, Business Operations and subsequently was also appointed as the Chief Financial Officer from July 2001 through December 2001. Pursuant to the Adil Agreement, Mr. Adil also received a sign on bonus in the amount of $150,000 and a one-time stock price target bonus of $137,500. Mr. Adil is entitled to receive a performance bonus for the period September 1, 2000 to December 31, 2001 in the aggregate amount of $366,667. Furthermore, the Adil Agreement provided for the reimbursement of certain relocation expenses in the amount of $1,250 per month for 18 months. In September 2001, Mr. Adil's annual base salary was increased to $275,000.

      The Adil Agreement also provides for a grant of options under the Company's 1999 Option Plan to purchase an aggregate of 275,000 ordinary shares at an exercise price of $12.00 per share. The options vest as follows: 91,667 on July 1, 2001; 91,667 shares on July 1, 2002; and 91,666 shares on July 1, 2003.

      The Adil Agreement provides for benefits similar to those provided by the Company to other similarly situated executive employees, including health, dental, disability and participation in the Company's 401K plan. The Adil Agreement also includes confidentiality and non-competition terms and conditions.

      The Company is currently negotiating a separation agreement with Mr. Adil.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about the Company's ordinary shares that may be issued upon the exercise of options and rights under all of the Company's existing equity compensation plans as of December 31, 2001.

---------------------------------------------------------------------------------------------------------------
Plan Category                       (a)                      (b)                            (c)
                            Number of securities      Weighted-average             Number of securities
                            to be issued upon         exercise price of            remaining available for
                            exercise of               outstanding options,         future issuance under equity
                            outstanding options       warrants and rights          compensation plans
                            and rights                                             (excluding securities
                                                                                   reflected in column (a))
---------------------------------------------------------------------------------------------------------------
Equity compensation         11,814,816                $14.905                      1,636,756
plans approved by
security holders

---------------------------------------------------------------------------------------------------------------
Equity compensation         None                      N/A                          N/A
plans not approved
by security holders

---------------------------------------------------------------------------------------------------------------

BOARD OF DIRECTORS REPORT ON EXECUTIVE COMPENSATION

      General Compensation Policy

      As of January 2002, executive compensation policies were determined by the full Board of Directors which currently fulfills all responsibilities of the Compensation Committee. The Board's fundamental compensation policy is to make a substantial portion of executive officers' compensation contingent on the Company's growth, financial performance and meeting certain specific targeted events. Accordingly, in addition to base salary, the Company offers bonuses/incentive compensation (which are tied to the Company's and the executive's performance goals) and stock option awards. The Board believes that providing incentives to the executive officers through both cash bonus and equity based incentives (stock options in the Company) benefits shareholders by aligning the long-term interests of shareholders and employees.

      Each executive officer's compensation package consists of: (i) salary,
(ii) benefits, which include medical, dental, life insurance and participation in a 401(k) plan for United States employees and comparable benefits for employees in other locations and (iii) may include either or both stock options under the Company's stock option plan and/or eligibility for incentive compensation.

      Factors

      The principal factors considered in establishing the components of each executive officer's compensation package for the 2001 fiscal year are summarized below. The Board may, in its discretion, apply entirely different factors, particularly different measures of financial performance, in setting executive officers' compensation for future fiscal years. However, all compensation decisions will be designed to further the general compensation policy indicated above.

      Base Salaries

      Base salaries for executive officers are determined based upon the Board's evaluation of the responsibilities of the position held and the experience of the individual, and by reference to historical levels of salary paid by the Company and its predecessors.

      Salary adjustments are based on a periodic evaluation of the performance of the Company and each executive officer, and also take into account new responsibilities. In the case of executive officers with responsibility for a particular business unit, such unit's financial results are also considered. The Board takes into account the effect of corporate transactions that have been consummated during the relevant year and, where appropriate, also consider non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees.

      Annual Incentive Compensation Awards

      The variable compensation payable annually to executive officers (including the Chief Executive Officer) generally consists principally of annual incentive compensation awards. Annual incentive compensation provides for bonuses determined in accordance with a formula relating to achievement of Company performance goals. Such performance goals are set annually by the Board.

      Special Bonuses

      As a result of exceptional achievements in year 2001 following the CMG acquisition, the Board provided certain one-time bonuses to various executive officers of the Company, including the Chief Executive Officer (see Summary Compensation Table, above.)

      Other Incentive Compensation Awards

      The other principal component of executives' compensation is stock options, which are intended as a tool to attract, provide incentive to and to retain those executives who make the greatest contribution to the business, and who can have the greatest effect on the long term profitability of the Company. During 2001, the Company granted executive officers options under the EVCP Plan, whose purpose was to incentivize achievement of the Company's then target EBITDA for 2002 (see above). The exercise price of stock options under any grant is generally set at a price equal to the market price of the Ordinary Shares on the date of the grant. The options therefore do not have any value to the executive unless the market price of the Ordinary Shares rises. The Board believes that these stock options more closely align the executives' interests with those of its shareholders, and focus management on building profitability and long-term shareholder value.

      Certain Agreements

      The Board recognizes that there are circumstances which may result in departure or distraction of the executive officers and other key personnel. Because the Board considers it essential to the best interests of its shareholders to foster the continuous employment of the executive officers, it determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of the executive officers to their assigned duties without distraction in the face of the prevailing circumstances. Accordingly, the Company entered into employment agreements with Messrs. S. Genger, Maor, Terry and certain other senior executives of the Company to ensure retention and motivation of these executives. By entering into these retention agreements with the current management, the Company's intention was to provide these senior executives with adequate incentive to remain with the business. In determining the executive compensation levels (in the agreements described above and otherwise), consideration was given to, among other things, the individual executive's experience and historical and anticipated contribution to the Company. Consideration was also given to the amount and forms of compensation paid to like executives by other companies in the Company's industry, to the extent that such information was available. No specific weight is given to any of these considerations.

      Compensation of Chief Executive Officer

      In order to secure and continue to retain the services of Mr. Sutton following the departure of the Company's prior Chief Executive Officer, the Company entered into an employment agreement with Mr. Sutton in order to ensure efficient management of the Company's business and the successful execution of the Company's strategy of maximizing shareholder value. The employment agreement became effective as of January 1, 2000. The material terms of Mr. Sutton's employment agreement are described above under the heading "Employment Contracts, Termination of Employment and Change-in-Control Arrangements." In setting Mr. Sutton's compensation, the Board and the Compensation Committee considered factors such as individual and corporate performance (without reference to any specific performance related targets) and individual experience and expertise. In addition, the Board and the Compensation Committee considered Mr. Sutton's overall compensation relative to compensation levels of chief executive officers of other comparable companies. No particular weight was given by the Board and the Compensation Committee to any of the foregoing factors.

      Deductibility of Compensation

      The Board will, in general, seek to ensure that compensation paid to its executive officers will not fail to be deductible to the Company by reason of application of Section 162(m) of the United States Internal Revenue Code of 1986, as amended. The Board believes, however, that it is appropriate to retain flexibility to authorize payments of compensation that do not qualify for deductibility if, in the Committee's judgment, it is in the Company's best interest to do so.

                                        THE BOARD OF DIRECTORS
                                        PROF. JACOB A. FRENKEL
                                        ARIE GENGER
                                        DR. BERNARD COUILLAUD
                                        AHARON DOVRAT
                                        PHILIP FRIEDMAN
                                        THOMAS G. HARDY
                                        DR. DARRELL S. RIGEL
                                        SASH A. SPENCER
                                        MARK H. TABAK
                                        PRO. ZEHEV TADMOR

Certain Relationships and Related Transactions

      For a description of a consulting agreement with Mr. Thomas G. Hardy, a director of the Company, see "Proposal 3 - Approval of the Engagement of Mr. Thomas G. Hardy as a Consultant of the Company", above.

      The Company and TRI, whose chairman and chief executive officer is Arie Genger, the Vice-Chairman of the Board of Directors of Lumenis, entered into a Sub-sublease Agreement made as of June 30, 2001 (the "Sublease Agreement") pursuant to which TRI subleases to the Company office space in New York. In consideration for the use of this space, the Company pays rent to TRI as a percentage of TRI's fixed rent, escalation rent and electricity charges pursuant to TRI's lease with its landlord. In addition, the Company has entered into an Office Service Agreement pursuant to which TRI provides Lumenis with certain office support services including: receptionist telephone support, certain secretarial support, office supply purchasing assistance, catering services, computer and communication support and other similar office support functions as needed. In consideration for the services provided under the Office Service Agreement, the Company pays TRI a monthly fee equal to $15,000. For year 2001 and through the end of May 2002, the Company paid TRI approximately $396,000 under the Sublease Agreement and an additional $180,000 under the Office Service Agreement. The Sublease Agreement and the Office Service Agreement expire on March 31, 2003.

      For a description of a loan guarantee granted to the Chief Operating Officer of the Company, see "Employment Agreement with Sagi Genger," above.

      During the 13-month period ended May 31, 2002, the Company was involved in the following transactions with Coherent, Inc., beneficial owner of more than 10% of the outstanding Ordinary Shares and of which Dr. Bernard Couillaud is President and Chief Executive Officer and a director: purchases of raw material in the amount of $16,798,000, purchases of fixed assets in the amount of $102,000, rent expenses at one of the Company's facilities in the amount of $3,741,000 and other operating expenses in the amount of $3,656,000.

PERFORMANCE GRAPH

      The following graph compares the Company's cumulative total shareholder return to the NASDAQ Stock Market Index, the MG Medical Appliances/Equipment Index (provided by Media General Financial Services, Inc.) and the S&P SmallCap 600 Index over the five year period beginning on December 31, 1996 and ending on December 31, 2001. The total shareholder return assumes $100 invested at the beginning of the period in the Company's Ordinary Shares, the NASDAQ Stock Market Index, the MG Medical Appliances/Equipment Index and the S&P SmallCap 600 Index. It also assumes reinvestment of all dividends. Past financial performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

      The MG Medical Appliances/ Equipment Index, which the Company did not use in last year's proxy statement, is being used to provide comparison of the Company's cumulative shareholder return with an industry index. The S&P Small Cap 600 Index is included in the graph since it was included in last year's proxy statement. The Company does not intend to include the S&P Small Cap 600 Index for comparison purposes in future proxy statements.

          [EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC]

                                 1997      1998      1999      2000      2001
LUMENIS LTD.                    100.00     27.10     24.68     31.13     50.84
MG GROUP INDEX                  100.00    125.47    126.09    181.89    173.11
NASDAQ MARKET INDEX             100.00    141.04    248.76    156.35    124.64
S&P SMALLCAP 600 INDEX          100.00     97.91    109.18    121.21    128.16

PROPOSALS OF SHAREHOLDERS

      Under Rule 14a-8 of the Exchange Act, any shareholder of the Company who intends to present a proposal at the 2003 Annual Meeting of shareholders and who wishes the proposal to be included in the Proxy Statement for such meeting must submit the proposal in writing to the Secretary of the Company, at the principal executive offices of the Company. The proposal must be received no later than March 10, 2003.

      Shareholders who do not desire to comply with the requirements of Rule 14a-8, must satisfy the requirements of the Companies Law in order to have a proposal presented at the 2002 Annual Meeting. Under the Companies Law, only shareholders who hold at least one percent (1%) of the outstanding voting rights are entitled to request that the Board of Directors of the Company include a proposal, in a future shareholders meeting, provided that such proposal is appropriate to be discussed in such meeting.

      Rule 14a-4(c)(1) of the Exchange Act governs the Company's use of its discretionary proxy voting authority with respect to a shareholder proposal that is not addressed in the Company's Proxy Statement. Rule 14a-4(c)(1) provides that if a proponent of a proposal fails to notify the Company at least 45 days prior to the first anniversary date of the date of mailing of the prior year's Proxy Statement, then the Company will be allowed to use its discretionary voting authority when the proposal is raised at the meeting, without any discussion of the matter in the Proxy Statement.

      With respect to the Company's Annual Meeting of shareholders to be held in 2003, if the Company is not provided with notice of a shareholder proposal, which proposal has not been submitted for inclusion in the Company's Proxy Statement, by May 24, 2003 the Company will be permitted to use its voting authority as described above.

OTHER BUSINESS

      The Board of Directors of the Company is not aware of any other matters that may be presented at the Annual Meeting other than those mentioned in the attached Company's Notice of Annual Meeting of shareholders. If any other matters do properly come before the Annual Meeting, it is intended that the persons named as proxies will vote, pursuant to their discretionary authority, according to their best judgment in the interest of the Company.

ADDITIONAL INFORMATION

      Copies of the Company's 2001 Annual Report on Form 10-K to shareholders are being mailed to the shareholders concurrently with this Proxy Statement. The financial statements and financial information appearing in such Annual Report are incorporated by reference herein.

                                        By Order of the Board of Directors,


                                        Hadar Solomon,
                                        Executive Vice President and Corporate
                                        Secretary

Yokneam, Israel

July 8, 2002

                                   Appendix A

                                  LUMENIS LTD.

               AMENDED AND RESTATED CHARTER OF THE AUDIT COMMITTEE As Adopted by the Board of Directors on May 8, 2002

PURPOSE OF THE COMMITTEE

The Committee's purpose is to provide assistance to the Board in fulfilling its legal and fiduciary obligations with respect to matters involving the accounting, auditing, financial reporting, and internal control functions of the Company and its subsidiaries.

COMPOSITION OF THE COMMITTEE

The Committee shall be comprised of three or more directors as determined from time to time by resolution of the Board. The Chairman of the Committee shall be designated by the Board, provided that if the Board does not so designate a Chairman, the members of the Committee, by majority vote, may designate a Chairman. All "outside directors" pursuant to the then applicable requirements of the Israeli Companies Law, 1999 shall be members and each member of the Committee shall be qualified to serve on the Committee pursuant to the then applicable requirements of NASDAQ.

MEETINGS OF THE COMMITTEE

1. The Committee shall meet with such frequency and at such intervals as it shall determine is necessary to carry out its duties and responsibilities, generally 4 times within each year either in person or by telephone.

2. The Committee, in its discretion, may ask members of management or others to attend its meetings (or portions thereof) and to provide pertinent information as necessary. Without derogating from the foregoing, the Committee will notify the internal auditor of the Company of its meeting and allow him to participate, and the independent auditors will also be invited to those meetings in which issues relating to financial auditing will be considered.

3. The Committee shall maintain minutes of its meetings and records relating to those meetings and provide copies of such minutes to the Board.

4. The Committee shall meet as the Committee deems appropriate with the chief financial officer, the senior internal auditing executive and independent auditor in separate executive sessions.

DUTIES AND RESPONSIBILITIES OF THE COMMITTEE

In carrying out its duties and responsibilities, the Committee's policies and procedures should remain flexible, so that it may be in a position to best react or respond to changing circumstances or conditions. While there is no "blueprint" to be followed by the Committee in carrying out its duties and responsibilities, the following should be considered within the authority of the
Committee:

      (1) Make recommendations to the Board as to the selection of, and evaluate, the firm of independent public accountants to audit the books and accounts of the Company and its subsidiaries for each fiscal year;

      (2) Review and approve the Company's independent auditors' annual engagement letter, including the proposed fees contained therein;

      (3) Review the performance of the Company's independent auditors and make recommendations to the Board regarding the replacement or termination of the independent auditors when circumstances warrant;

      (4) Oversee and assess the independence of the Company's independent auditors by, among other things:

            a. requiring the independent auditors to deliver to the Committee on a periodic basis a formal written statement delineating all relationships between the independent auditors and the Company;

            b. actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and taking or recommending that the Board take appropriate action to oversee the auditors' independence; and

            c. Establishing policies and procedures for the engagement of the independent auditor to provide non-audit services and consider whether the independent auditor's performance of non-audit services is compatible with the auditor's independence;

      (5) Instruct the Company's independent auditors that, without derogating from their responsibilities under any applicable law, they are ultimately accountable to the Committee and the Board, and that the Committee and the Board are responsible for the selection, evaluation and termination of the Company's independent auditors;

      (6) Review the annual audit plan and scope of the audit with the Company's independent auditors;

      (7) Review with management and the independent auditors at the completion of the annual audit examinations:

            a. the Company's annual financial statements and related footnotes to be included in the Company's Annual Report on Form 10-K and to Shareholders;

            b. the independent accountant's audit of the annual financial statements and their report thereto;

            c. any significant changes in the independent accountant's audit plan;

            d. any difficulties or disputes with management encountered during the course of the audit; and

            e. other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards;

      (8)   Recommend to the Board whether, based on the review described in
            Section 7, the financial statements should be included in the Annual Report on Form 10-K;

      (9) Review with management and the independent auditors the Company's quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor's reviews of the quarterly financial statements;

      (10) Consider and review with the independent auditors and with management the adequacy of the Company's system of internal controls, including information systems controls and security, as well as any related significant findings and recommendations of the independent auditors and internal auditors together with management's responses thereto;

      (11) Review and discuss with management the accounting policies which may be viewed as critical and review and discuss any significant changes in the accounting policies of the Company and accounting and financial reporting proposals that may have a significant impact on the Company's financial reports;

      (12) Meet periodically with management to review the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures;

      (13) Establish and maintain free and open means of communication between and among the Board and Committee, and the Company's independent auditors, the Company's internal auditing department and management, including by providing such parties with appropriate opportunities to meet privately with the Committee;

      (14)  Review and reassess annually the Committee's charter;

      (15) Prepare the report required by the rules of the SEC to be included in the Company's annual proxy statement;

      (16)  Report regularly to the Board on its activities, as appropriate;

      (17) Approve certain transactions with office holders and related parties pursuant to applicable laws and conduct a review with management of potential conflict of interest situation where appropriate, including a review of transactions or courses of dealing with parties related to the Company which transactions are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, and which arrangements or transactions are relevant to an understanding of the Company's financial statements;

      (18) Make recommendations to the Board of Directors as to the appointment and dismissal of the internal Audit Department Director, approve the internal Audit Department's periodic audit plan, and

      (19) Perform such additional activities, and consider such other matters, within the scope of its responsibilities, as the Committee or the Board deems necessary or appropriate, including conducting or authorizing investigations into any matters within its scope of responsibilities and retaining outside advisors to assist in the conduct of any investigation.

********************************************************************************

While the Committee has the duties and responsibilities set forth in this charter, the Committee is not responsible for planning or conducting the audit or for determining whether the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Similarly, it is not the responsibility of the Committee to resolve disagreements, if any, between management and the independent auditors which may arise or to ensure that the Company complies with all laws and regulations.

Nothing contained in this charter is intended to, or should be construed as, creating any responsibility or liability of the members of the Committee except to the extent otherwise provided under the Israeli Companies Law which shall continue to set the legal standard for the conduct of the members of the Committee.

********************************************************************************

                                     PROXY

                       ANNUAL MEETING OF SHAREHOLDERS OF
                                  LUMENIS LTD.
                                 AUGUST 4, 2002

                            VOTE BY INTERNET OR MAIL
                         24 HOURS A DAY, 7 DAYS A WEEK

      Internet voting is available through 4PM Eastern Time the business day prior to the Annual Meeting day.

      Your internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

      If voting by mail, please sign your name or names exactly as stenciled hereon. For a joint account, each joint owner should sign. Persons signing in a representative capacity should indicate their capacity.

                       Internet - http://www.voteproxy.com

      Use the internet to vote your proxy. Have your proxy card in hand when you access the web site. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

      YOUR CONTROL NUMBER IS ________________________

      If you vote your proxy by internet, you do NOT need to mail back your proxy card.

--------------------------------------------------------------------------------

                 Please Detach and Mail in the Envelope Provided

      |X| Please mark your votes as in this example.

      This proxy will be voted as specified. If a choice is not specified, this proxy will be voted FOR the nominee directors, FOR Proposals 2, 3 and 4 and in the discretion of the proxies, with respect to all other matters which may properly come before the meeting and any and all adjournments thereof.

      *** IF YOU WISH TO VOTE BY INTERNET, PLEASE READ THE INSTRUCTIONS ABOVE***

1. To elect the following nominees to serve as directors of the Company until the next Annual General Meeting of shareholders: Prof. Jacob A. Frenkel, Mr. Arie Genger, Dr. Bernard Couillaud, Mr. Aharon Dovrat, Mr. Philip Friedman, Mr. Thomas G. Hardy, Dr. Darrell S. Rigel, Mr. S.A. Spencer and Prof. Zehev Tadmor. You may withhold authority to vote for any one or more of the nominees by writing their name in the space provided below.

      FOR all nominees listed at right             WITHHOLD AUTHORITY to vote
      (except as indicated to the contrary below)  for all nominees listed above
      |_|                                          |_|

      --------------------------------------------------------------------------

      --------------------------------------------------------------------------

2. To appoint the firm of Brightman Almagor & Co., a member firm of Deloitte Touche Tohmatsu, as the Company's independent auditors for fiscal year 2002.

      FOR               AGAINST          ABSTAIN
      |_|                 |_|              |_|

3. To approve the engagement of Mr. Thomas G. Hardy, a director of the Company, as a consultant of the Company.

      FOR               AGAINST          ABSTAIN
      |_|                 |_|              |_|

4. To approve the compensation of the Company's directors for serving on the Board of Directors.

      FOR               AGAINST          ABSTAIN
      |_|                 |_|              |_|


______________________________
(SIGNATURE)


______________________________
(SIGNATURE IF HELD JOINTLY)

Dated: _____________, 2002

      NOTE: This proxy should be dated and signed by the shareholder exactly as the shareholder's name appears hereon and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. Please sign exactly as name(s) appear hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.